THE GABELLI BLUE CHIP VALUE FUND
            AMENDED AND RESTATED CONTRACTUAL FEE WAIVER AND EXPENSE
                               DEFERRAL AGREEMENT

     THIS AMENDED AND RESTATED AGREEMENT dated as of April 30, 2010 is by and between The Gabelli Blue Chip Value Fund (the "Fund") and Gabelli Funds, LLC (the "Adviser").

     WHEREAS, the Adviser has been appointed the investment adviser of the Fund pursuant to an Investment Advisory Agreement between the Fund and the Adviser (the "Advisory Agreement");

     NOW, THEREFORE, the Fund and the Adviser hereby agree as follows:

          1. Until further notice from the Adviser to the Fund, the Adviser agrees, subject to Section 2 hereof, to (i) reduce the fees payable to it under the Advisory Agreement and/or (ii) pay any operating expenses of the Fund, to the extent necessary to limit the operating expenses of the Fund (exclusive of brokerage costs, interest, taxes, acquired fund fees and expenses and extraordinary expenses) on behalf of each class of shares of the Fund to the annual rate (as a percentage of the average daily net assets attributable to each such class) as set forth with respect to such class on Schedule A.

          2. The Fund agrees to repay ("Repayment") the Adviser (i) the amount of fees that, but for Section 1 hereof, would have been payable by the Fund to the Adviser on account of the class in question pursuant to the Advisory Agreement and/or (ii) the amount of operating expenses of the Fund on account of the class in question that the Adviser paid pursuant to Section 1 hereof (collectively, "Deferred Fees and Expenses"), subject to the limitations provided in this Section 2. Such Repayment shall be made monthly, but only if and to the extent the operating expenses of the Fund (exclusive of brokerage costs, interest, taxes, acquired fund fees and expenses and extraordinary expenses) on account of the class in question after giving effect to such Repayment, is at an annual rate not in excess of that reflected for such class on Schedule A.

          3. The Fund's Repayment obligation with respect to any class of the Fund's shares shall be applicable for a period of two fiscal years following the fiscal year in which the Adviser has reduced its fees or paid operating expenses of the Fund with respect to that class as set forth in Paragraph 1.

          4. The Adviser may by notice in writing to the Fund terminate, in whole or in part, its obligation under Section 1 to reduce its fees and bear expenses with respect to any class in any period following the date specified in such notice (or change the percentage specified on Schedule A with respect to any class of shares of the Fund), provided however that this Agreement may not be terminated by the Adviser, nor may it be amended to increase the Expense Cap set forth in Schedule A, prior to May 31, 2011. Thereafter, this Agreement shall be renewable as of May 1 of each calendar year upon the written agreement of the parties hereto. No change or termination of this Agreement shall affect the obligation (including the amount of the obligation) of the Fund to repay amounts of Deferred Fees and Expenses with respect to periods prior to the date specified in such notice.

          5. Any payment by the Fund to the Adviser shall be deemed to be a Repayment to the extent of any reimbursable Deferred Fees and Expenses rather than a payment of a current amount.

          6. If the Fund creates an additional series of its stock, this Agreement shall apply solely to the Fund's current sole series of shares, that is, The Blue Chip Value Fund.

          7. This Agreement shall be governed by the Laws of the State of New York.

     IN WITNESS WHEROF, the parties hereto have executed this Agreement as of the date first above written.

                                        THE GABELLI BLUE CHIP VALUE FUND

                                        By:/s/ Joseph H. Egan
                                           -----------------------------
                                           Joseph H. Egan, Acting Treasurer

                                           Attest: /s/ Richard L. Russell

                                        GABELLI FUNDS, LLC

                                        By:/s/ Bruce N. Alpert
                                           -----------------------------
                                           Bruce N. Alpert

                                           Attest: /s/ Richard L. Russell

                                   SCHEDULE A

     The Adviser hereby agrees to waive advisory fees and reimburse expenses to the extent necessary to maintain Total Annual Operating Expenses at the following levels for the Fund:

                         TOTAL ANNUAL OPERATING EXPENSES

CLASS AAA               CLASS A         CLASS B        CLASS C        CLASS I
---------               -------         -------        -------        -------
2.00%                    2.00%           2.75%          2.75%          1.75%